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                                                                   EXHIBIT 10.41


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                                                      CONFIDENTIAL.
                                          CERTAIN INFORMATION HAS BEEN REDACTED.
                                             CONFIDENTIAL TREATMENT REQUESTED.
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                             OEM SALES AND PURCHASE


                                    AGREEMENT



                                     BETWEEN



                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                       AND

                           WESTERN DIGITAL CORPORATION


                                  JUNE 7, 1998



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                                          ======================================
                                                      CONFIDENTIAL.
                                          CERTAIN INFORMATION HAS BEEN REDACTED.
                                             CONFIDENTIAL TREATMENT REQUESTED.
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                             OEM SALES AND PURCHASE
                                    AGREEMENT


                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
1.0     PURPOSE AND DESCRIPTION OF THE AGREEMENT ..............................  1

2.0     DEFINITIONS ...........................................................  2

3.0     PURCHASE ORDERS .......................................................  3

4.0     TERM ..................................................................  4

5.0     FORECASTS .............................................................  5

6.0     PRICE .................................................................  5

7.0     ORDER AND ORDER CHANGES

        7.1  FIRM PERIOD ......................................................  5
        7.2  OUTSIDE FIRM PERIOD ..............................................  5
        7.3  INSIDE FIRM PERIOD ...............................................  5
        7.4  ASSEMBLE TO ORDER AND MIX CHANGES ................................  6
        7.5  UPSIDE VOLUME CAPABILITY STRATEGY ................................  6
        7.6  RESCHEDULE PRICE CHANGES .........................................  6

8.0     ALLOCATION ............................................................  6

9.0     SALES INSIDE AND OUTSIDE THE UNITED STATES ............................  7

10.0    SHIPMENT AND DELIVERY .................................................  7

11.0    PAYMENTS AND INVOICES .................................................  7

12.0    INTEREST ..............................................................  8

13.0    AUDIT .................................................................  9

14.0    PRODUCT INSPECTION, ACCEPTANCE AND WARRANTY ........................... 10

15.0    MATERIAL AND WORKMANSHIP .............................................. 11

16.0    DISCLAIMER OF WARRANTY ................................................ 12


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
                                                                               Page
                                                                               ----
17.0    PRODUCT QUALIFICATION AND ACCEPTANCE .................................. 12

18.0    EARLY PRODUCT PRODUCTION .............................................. 12

19.0    QUALITY ............................................................... 12

20.0    SPECIFICATION, ENGINEERING AND OTHER CHANGES .......................... 13

21.0    PRODUCT END OF LIFE ................................................... 13

22.0    SERVICE SUPPORT ....................................................... 13

23.0    TERMINATION ........................................................... 14

24.0    PATENT INDEMNITY ...................................................... 14

25.0    ADMINISTRATIVE PROVISIONS

        25.1   MANAGING COORDINATORS .......................................... 15

        25.2   NOTICES ........................................................ 15

26.0    GENERAL PROVISIONS

        26.1   NO ASSIGNMENT OR SUBCONTRACT ................................... 16

        26.2   PUBLICITY/TRADEMARKS ........................................... 16

        26.3   NON-EXCLUSIVE AGREEMENT ........................................ 17

        26.4   INDEPENDENT RELATIONSHIP OF THE  PARTIES ....................... 17

        26.5   REPRESENTATIONS AND WARRANTIES ................................. 17

        26.6   COMPLIANCE WITH LAWS AND  REGULATIONS .......................... 17

        26.7   GOVERNING LAW, VENUE, AND JURY TRIAL WAIVER .................... 17

        26.8   LIMITATION OF LIABILITY AND EXCLUSION OF CONSEQUENTIAL
               DAMAGES ........................................................ 18

        26.9   FORCE MAJEURE .................................................. 18

        26.10  AGREEMENT INTERPRETATION ....................................... 18

        26.11  SEVERABILITY ................................................... 18


                                       ii


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
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                                                                               ----
        26.12  SURVIVAL ....................................................... 19

        26.13  FAILURE TO ACT ................................................. 19

        26.14  PROHIBITED DISCUSSIONS ......................................... 19

        26.15   DISPUTE RESOLUTION ............................................ 19

        26.16  SOLE AGREEMENT AND AMENDMENTS .................................. 20

27.0    EXECUTION ............................................................. 21


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                                          ======================================
                                                      CONFIDENTIAL.
                                          CERTAIN INFORMATION HAS BEEN REDACTED.
                                             CONFIDENTIAL TREATMENT REQUESTED.
                                          ======================================


                        OEM SALES AND PURCHASE AGREEMENT


This is an OEM Sales and Purchase Agreement ("Agreement") dated June 7, 1998, between Western Digital Corporation ("WDC") and International Business Machines Corporation ("IBM"). WDC is a Delaware corporation with its principal place of business at 8105 Irvine Center Drive, Irvine, California 92618. IBM is a New York corporation with its principal place of business at New Orchard Road, Armonk, New York 10504.

WHEREAS, WDC wishes to manufacture future hard disk drives (HDDs) for the desktop platform that contain certain head products designed, developed and manufactured by IBM that use IBM's leading giant magnetoresistive ("GMR") and future generation head technology; and

WHEREAS, WDC wishes to purchase from IBM certain head gimbal assemblies (HGAs) and other components from IBM for use in WDC's manufacture of desktop HDD products; and

WHEREAS, if WDC desires IBM's assistance in procuring components for, or assembling, head stack assemblies, IBM will procure some or all of the components used with head gimbal assemblies to create head stack assemblies and assemble or supervise the assembly of such components and head gimbal assemblies into head stack assemblies;

WHEREAS, IBM wishes to continue selling components which incorporate its leading technology to other HDD manufacturers; and

WHEREAS, in order to obtain an intended stable source of supply of IBM components, WDC wishes to purchase in volume certain IBM components;


NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, IBM AND WDC AGREE AS FOLLOWS:


1.0     Purpose and Description of the Agreement

1.1 The purpose of this Agreement is for IBM and WDC to enter into a business relationship for the purchase of IBM HGAs and associated components and the integration of such components into desktop Products.


2.0      Definitions

2.1 "Acceptance" shall mean the date the Product is accepted by WDC as further described in Section 14.0.

2.2 "Agreement" shall mean this OEM Sales and Purchase Agreement and its Exhibits.

2.3 "Assembly Kits" shall mean those parts which make up a [Product A] or [Product B] HDD and which are listed on the bill of materials at the time of WDC's purchase of such kits.

2.4 "Firm Period" shall mean that period of time during which WDC's Product orders are firm as further described in Section 7.0.

2.5     "FOB Point" shall mean either Singapore or Hong Kong.

2.6     "GA" or "General Availability" shall mean ______________.

2.7     "HDD" shall mean hard disk drive.

2.8 "HGAs" shall mean specific IBM Head Gimbal Assemblies sold by IBM to WDC under this Agreement, and which are further described in Exhibit 1 of this Agreement.

2.9 "HSAs" shall mean specific IBM head stack assemblies (i.e., HGA and non-HGA materials) sold by IBM to WDC under this Agreement, and which are further described in Exhibit 1 of this Agreement.

2.10 "IMD Agreement" shall mean the Agreement for Fabrication and Purchase of Products (Original Equipment Manufacturer) between IBM (IMD) and WDC, dated April 8, 1993, as amended (including Amendment No. 16 thereto).

2.11 "Initial Delivery Date" shall mean the date on which IBM completes in substantial part the delivery to WDC of preliminary specifications and drawings for mechanical components for [Product A] (i.e., specifications and drawings for mechanical components in IBM's current ___ HDD product).

2.12 "[Product A]" shall mean the IBM-designed 3.5" form factor, desktop HDD product that is described in Exhibit 2 of this Agreement.

2.13    "LA" or "Limited Availability" shall mean _________________.

2.14 "Managing Coordinator" shall mean each of the individuals who are named in Section 25.1 of this Agreement and are responsible for the oversight of this Agreement.

2.15    "OEM" shall mean original equipment manufacturer.

2.16 "PCBA" shall mean the IBM-specified printed circuit board assembly that WDC acquires from IBM under this Agreement, and which is further described in Exhibit 1 to this Agreement.

2.17 "[Product B]" shall mean the IBM-designed 3.5" form factor, desktop HDD Product that is described in Exhibit 2 of this Agreement.

2.18 "Product(s)" shall mean HGAs and non-HGA materials and certain agreed upon mechanical and electrical components including a 3-piece Chip Set purchased under the IMD Agreement, all of which are further defined in
        Exhibit 1 of this Agreement.

2.19    "Product End of Life" shall mean the last Ship Date of a Product.

2.20 "Program Quarter" or "PQ" shall mean the first three (3) calendar months or each three (3) consecutive calendar months thereafter of any Product program.

2.21    "RMA" shall mean Return Materials Authorization as further described in
        Section 14.0 of this Agreement.

2.22    "Ship Date" shall mean the date a Product is shipped from IBM to WDC.

2.23 "Specifications" shall mean a Product's specifications as further described in Exhibit 2 of this Agreement.

2.24 "Subsequent Payment" shall mean the payment that WDC pays to IBM as further described in Exhibit 1 of this Agreement.

2.25 "Subsidiary(ies)" shall mean a corporation, company, limited liability company or other entity:

        (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto; or

        (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto;

        but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

2.26 "3-piece Chip Set" shall mean the IBM-specified, application-specific integrated circuit chip set that WDC acquires from IBM under the terms and conditions of the IMD Agreement.

2.27    "VT-2" shall mean _____________.

3.0     Purchase Orders

3.1 The terms of this Agreement shall apply to all purchase orders placed by WDC and accepted by IBM during the term of this Agreement as set forth in this
Section 3.0 for the purchases of Products as further described in Exhibit 1 hereto. Exhibit 1 may be updated by written agreement to reflect new Products and the associated Specifications. Changes to the Product Specifications established in Exhibit 1 are subject to Section 20.0 (Specification, Engineering and Other Changes). The terms of this Agreement govern and prevail over the terms of any such purchase orders. WDC shall be liable under this Agreement only for those Products covered by such purchase orders.

3.2 Subsidiaries of WDC may purchase Products under this Agreement, and WDC agrees that any such Subsidiary will be bound by the term and conditions of this Agreement and guarantees their performance.

3.3 WDC represents and warrants that Products will be integrated or incorporated into WDC's desktop HDD products. An incidental quantity of Product may be used for testing and development by WDC and WDC's customers. Any transfer of pre-production Product by WDC to a third party requires IBM's prior written consent and is subject to the provisions of a confidentiality agreement established between such third party and IBM.

3.4 WDC may purchase prototype Assembly Kits as further defined in Exhibit 1.

3.5 WDC may order Product by sending a purchase order to: IBM Corporation, Bldg. 14, Dept. M8LA, 5600 Cottle Road, San Jose, CA 95193. Minimum purchase order quantities and multiples may apply. WDC will exercise reasonable efforts to provide at least _________ days lead time from the date of the purchase order to the requested shipment date on all purchase orders. On the first day of each calendar quarter, WDC will use reasonable efforts to provide IBM with a purchase order covering shipments for the following calendar quarter.

3.6 WDC may order a 3-piece Chip Set as further described in Exhibit 1 and under the terms and conditions of the IMD Agreement.

3.7 IBM will provide a written acceptance notification to WDC for all accepted purchase orders within four (4) business days. The acceptance will describe the Product ship dates, the location from which the shipment will originate and the committed quantity of Products.

4.0 Term

This Agreement shall be effective as of the date of the signature of the last party to execute this Agreement (the "Effective Date") and, unless sooner terminated as hereinafter provided, shall remain in effect for a period of time beginning on the Effective Date and ending on the date of Product End of Life for [Product B], or for a period of _________ from the Effective Date, whichever is later (the "Initial Term"). Following the Initial Term, this Agreement may be extended through the Product End of Life for desktop Products that are successors to [Product B], if an amendment to this Agreement is executed by authorized representatives of IBM and WDC. The Initial Term and any extended period shall be referred to in this Agreement as the "Term."

5.0   Forecasts

5.1 WDC agrees to provide IBM with an operating forecast which is a ______ rolling forecast of WDC's Product and HGA requirements at the beginning of each _______, or more frequently if market demand changes. IBM agrees to provide WDC with a ________ operating supply forecast, with the first __________ individually broken out and the remaining period outlined by ______. These forecasts are non-binding, and do not create any obligation for WDC to purchase these quantities or for IBM to supply them to WDC.

5.2 Additionally, on a ________ basis, WDC will provide a program forecast which is a full life volume forecast, by _______, for each committed program.

5.3 For strategic planning, on a ________ basis (_________), WDC will provide a __________ year strategic volume outlook by ______. IBM will respond with a
_________ year WDC available capacity forecast. WDC and IBM will meet to discuss any differences between these two forecasts and possible solutions to any problems posed by such differences.

6.0  Price

6.1 The prices for Products, including any applicable discounts, are as specified in Exhibit 1. The prices shown in Exhibit 1 shall not increase for purchase orders accepted by IBM for shipment during the Program Quarter.

6.2 The parties will meet at least once per calendar quarter to discuss prices and, upon mutual agreement, Exhibit 1 may be updated and amended by IBM issuing a price release letter to WDC containing any revised prices. Such new prices will become effective on their effective date unless WDC notifies IBM of an error in the price release letter within ________ days of receiving it. The competitive environment in the Product's market will be taken into consideration when adjusting prices.

7.0 Order and Order Changes

7.1 Firm Period

WDC will provide firm Product orders (including specifying the number of heads per HSA) for a specified period (hereinafter "Firm Period") before Ship Date. Purchase order changes made during the Firm Period may subject WDC to liability. The initial Firm Periods for all Products under this Agreement will be _________ days. WDC and IBM will work together to reduce cumulative product cycle time for Products under this Agreement, and as product cycle time is reduced, the parties agree to meet and negotiate a new Firm Period for any Product whose cycle time has been reduced. The parties will negotiate a new Firm Period for a Product at Product checkpoint and the parties further agree to meet each January and July to discuss whether, as a result of product cycle time reduction, the Firm Period should be changed.

7.2 Outside Firm Period

With advance notice exceeding the Firm Period, WDC may reschedule the timing of a Product shipment or the quantity of Products in a shipment, and WDC may cancel a Product shipment without liability. Any IBM build ahead inventory is at IBM's risk outside the Firm Period.

7.3 Inside Firm Period

[Deleted]

7.4  Assemble to Order and Mix Changes

In order to accommodate market demand and minimize inventory, WDC may make mix changes (changing the number of heads per HSA) to orders within the Firm Period, and IBM will make reasonable efforts to accommodate those mix changes provided that the mix changes do not alter the overall HGA volumes. Nothing in this Section modifies or affects the WDC liability as stated in Section 7.3 above, except that the parties agree that if WDC attains or exceeds its HGA quantities, there will be no liability for any changes in the mix of HSAs, provided however, that WDC, in the next Program Quarter, consumes any unused non-HGA materials remaining after any such mix changes.

7.5  Upside Volume Capability Strategy

The in-process buffer and product staging buffer will be approximately _________ inventory buffer. IBM will maintain a Just-in-Time (JIT) hub in _________ with _________ inventory, which is part of the __________ inventory buffer. The parties will work together to ensure that all appropriate tax issues are resolved. In the event that the tax issues are not resolved, IBM has no obligation to maintain a JIT Hub in _________. In that event, the parties will mutually agree to an alternative solution. In the event that the buffer stock is consumed, IBM will make reasonable efforts to restore the buffer stock within
______________.

7.6   Reschedule Price Changes

In the event that a Product shipment is rescheduled from the current Program Quarter into the next Program Quarter, the current Program Quarter pricing will apply to all such Products unless the parties agree otherwise. In the event that WDC wishes to reschedule from a future Program Quarter into the current Program Quarter, the price shall be at the future Program Quarter unless the parties agree otherwise. IBM recognizes that there may be times when it is beneficial for the parties to reschedule and, therefore, the parties agree to negotiate in good faith, the price on a case-by-case basis.

8.0   Allocation

[Deleted]

9.0   Sales Inside and Outside of the United States

9.1 For the small number of U.S. sales (sales of Products which IBM ships to WDC and WDC takes title within the U.S.) such as prototype Assembly Kits, the contract of sale for Products purchased under this Agreement will be between IBM Corporation and WDC, and will be under the terms of this Agreement.

9.2 For non-U.S. sales (sales of Products which IBM ships to WDC and title passes to WDC outside the U.S.), the contract of sale for Products purchased under this Agreement will be between the IBM legal entity owning the manufacturing plant ("the Plant") that will supply Products to WDC and the applicable WDC legal entity purchasing the Products. It is agreed that all such purchase orders will incorporate the terms of this Agreement whether expressly referenced or not, and will only be accepted on this basis. Purchase orders will be accepted by the Plant when it issues an acceptance document thereby creating the contract of sale for the Products. WDC will be notified of any such acceptance by IBM's administrative services personnel. IBM and WDC each reserve the right to enforce the provisions of this Agreement in lieu of such Plant or legal entity.

10.0  Shipment and Delivery

10.1 All Products shall be identified and packed adequately to arrive at the destination in an undamaged condition. All shipping documents and shipping containers shall be plainly marked with the complete "ship to" address, purchase order number, quantity, description of Products, and any special markings required by WDC and agreed to by the parties.

10.2 IBM agrees to acknowledge each purchase order within ________ business days of receiving it. IBM or its designee, will make reasonable efforts, within _______ business day, to acknowledge Product mix changes which do not alter overall HGA volumes.

10.3 All shipments to WDC shall be from the FOB Point. Title and risk of loss will transfer to WDC when the Product is tendered to the carrier at such FOB Point. WDC is responsible for all freight and related costs (e.g., insurance) from the FOB Point to WDC's location.

10.4 Purchase orders placed by WDC and accepted by IBM prior to the end of the Term and for which delivery is made after the end of the Term, shall continue to be governed by the terms and conditions of this Agreement.

11.0   Payment and Invoices

11.1 Upon tender to the carrier of Products at the FOB Point, IBM will submit invoices to WDC showing invoice number and date, remit-to address, purchase order number, item number, description of item, price, each applicable tax and extended totals.

11.2 All payments shall be paid by WDC to IBM by electronic funds transfer to an IBM-designated bank account and shall be in U.S. Dollars. WDC's payment is due in full (invoiced amount) to IBM within ________ days from the date of IBM's invoice (Net___). WDC may pay IBM a resulting amount equal to a _______ percent (___%) discount from the invoiced amount if WDC ensures such payment is received by IBM within ___________ days from the date of IBM's invoice.

Payments to IBM by electronic transfer of funds for IBM's sale of prototype Assembly Kits to WDC in the U.S. shall be sent to:

------------------

Payments to IBM by electronic transfer of funds for Subsequent Payments as described in Exhibit 1 and for the sale of Products to WDC outside of the U.S. shall be sent to:

-------------

Remit to:
Pay U.S. Dollars without deduction by authenticated, value-dated day/month/year,

-------------


IBM may change the above bank account(s) and payee(s) at any time upon five (5) days' written notice to WDC.

Any payments to WDC under this Agreement for the shall be made by electronic funds transfer and shall be in U.S. dollars and shall be sent to:

-------------

11.3 WDC will provide IBM with applicable tax exemption documentation and IBM agrees to apply such documentation as appropriate. All applicable federal, state and local sales, use and like taxes shall be noted separately on IBM's invoices. WDC is responsible for all applicable taxes related to Products except for taxes based on IBM's net income.

11.4 Payment of invoice amounts shall not constitute Acceptance of Products and will be subject to adjustment for errors, shortages or defects in Products.

12.0 Interest

Either party may charge the other party interest on any overdue payment required to be paid under this Agreement. If either party decides to charge interest, interest will accrue on the date a payment becomes due. The interest rate shall be an annual rate equal to two percentage points more than the prime interest rate quoted by the head office of Citibank, N.A., New York, at the close of banking on the date the required payment is due, or on the first business day after that date if such date falls on a non-business day. If this rate exceeds the maximum legal rate where a claim for interest is being asserted, it will be reduced to the maximum legal rate.

13.0    Audit

13.1 WDC will maintain relevant records to support all payments made to IBM under, and to show its compliance with, the terms of this Agreement. Such records will be retained in accordance with WDC's normal record retention policies; however, for payments made to IBM, records supporting such payments will be maintained by WDC for a minimum period of ___________ from the date of payment to IBM.

13.2 Upon request from IBM, WDC will provide written assurances pertaining to WDC's performance of its obligations under this Agreement that are reasonably satisfactory to IBM. Upon request, WDC will make available to IBM documents and other information (but excluding documents containing WDC confidential information that have not been previously provided by WDC to IBM), that are reasonably necessary to verify WDC's compliance with the terms of this Agreement.

13.3 IBM may also request that an audit be performed of certain specified provisions of the Agreement by an independent auditor. If IBM elects to have such an audit performed, WDC will make available financial, technical and/or other information and records to such independent auditor. The independent auditor selected shall be selected and compensated by IBM. Prior to beginning such audit, the independent auditor will enter into an agreement with WDC to maintain in confidence WDC's confidential information. The independent auditor will promptly conduct and issue an audit report to WDC and IBM. If the independent auditor determines that WDC has failed to comply with any of the audited terms of this Agreement, such independent auditor shall only disclose to IBM and WDC the results of the audit without revealing WDC's confidential information. If the independent auditor determines that WDC owes any monies to IBM under this Agreement, such auditor shall only disclose in its audit report to IBM and WDC the (i) amounts that are due, but have not been paid, by WDC to IBM under this Agreement, together with any interest due thereon; and (ii) a calculation as to how such amounts were actually determined, if applicable.

13.4 If an audit discloses that WDC has underpaid IBM any amount due under the Agreement, WDC shall promptly pay to IBM the amount of such underpayment, including any interest due thereon. If the results of an audit reveal that WDC has underpaid Subsequent Payment to IBM by an amount that exceeds the cost of the audit, then WDC shall promptly reimburse IBM for all expenses that it has incurred in connection with the audit, and promptly pay to IBM all amounts that are due and owing.

13.5 In the event that WDC cancels or reschedules a quantity of Products and IBM holds WDC liable, pursuant to Section 7.0, IBM shall, upon WDC's written request and sixty (60) days notice, during normal business hours, provide access, for such period as may reasonably be required, to the relevant records used to validate IBM's liability claim for the three (3) month period preceding such written notice, to an independent accounting firm (mutually acceptable to both parties and compensated by WDC) for purposes of audit. Such accounting firm shall be required to sign an agreement with IBM protecting IBM's confidential information and shall be authorized by IBM to report to WDC only the amounts due, payable or credited for the period examined, along with such related information as is reasonably necessary to provide WDC with a proper understanding of the basis for its conclusions, subject to the accounting firm's obligations of confidentiality.

14.0  Product  Inspection, Acceptance and Warranty

14.1 WDC and IBM will develop a mutually acceptable Product source inspection which will be performed at the Product manufacturing site prior to shipment to WDC. The objective of such source inspection includes, but is not limited to (i) identifying defects in the Products' material and workmanship, (ii) ensuring the Products meet the Specifications, and (iii) minimizing WDC's Product handling at the FOB Point.

IBM warrants that each Product, when shipped to WDC, is free from defects in material and workmanship and meets the applicable Specifications. Any such source inspection, incoming inspection, testing or qualification by WDC shall in no way affect IBM's obligation to supply, or WDC's obligation to accept delivery of, Products that fully conform to their Specifications.

WDC will promptly notify IBM of any shipping damage prior to accepting the Products. In the absence of such notification within ________ hours of receipt of the Products, WDC will be deemed to have accepted the Products.

14.2 The parties agree that failures that occur during HDD assembly are likely to fall into three categories: those attributable to IBM; those attributable to WDC and those failures upon which the parties cannot agree to whom to assign responsibility. IBM and WDC agree that the following process will be followed:

14.2.1  Failures Attributable to IBM:

[Deleted]

14.2.2  Failures Not Attributable to IBM:

[Deleted]

14.2.2.1  [Deleted]

14.2.2.2  [Deleted]

14.2.3 Failures for Which There is No Agreement:

[Deleted]

15.0  Material and Workmanship

15.1 For those failures that are solely attributable to Product defects in material or workmanship or failing to meet Specifications, IBM will work with WDC to identify the cause of failure and to develop a mutually agreeable action plan to address the situation. Such action plan may include, but is not limited to, _______________________________. IBM will issue an RMA within ____________
hours after IBM's concurrence that the affected Product do not meet the warranty. ___________________________________________________________________.

15.2 Notwithstanding Section 14.1, during the term of this Agreement and for _________ after Product End of Life (which is defined as the last Ship Date of a Product), if the parties agree that the Product's show evidence of a time-related failure, IBM will (i) analyze the data provided by WDC, and (ii) work with WDC to identify the cause of failure, and (iii) develop a mutually agreeable plan to address the situation. Such plan may include the same elements described in Section 15.1 above. The parties understand the words "time-related failures" are not the types of failures which are isolated in nature but are more frequent in occurrence. One example of a time-related failure is wire fatigue. One example that is not a time-related failure is "hard-error" failures which occur as a result of the integration of multiple components as well as from environmental factors.

15.3 If WDC determines and IBM agrees that (i) such time-related failures are solely attributable to a defect in the Product's material and workmanship or a failure to meet its Specifications, or (ii) due to

IBM's or its subcontractor's workmanship or materials and/or those component suppliers chosen and certified by IBM, IBM and WDC shall develop a mutually agreeable plan to address the situation. Such plan may include the same elements described in Section 15.1 above. If however, the parties agree that such failures are attributable to any components, materials or workmanship of suppliers certified by WDC, WDC will work directly with the applicable suppliers to develop an action plan to address the situation. WDC may, at its discretion, request that IBM participate in the resolution to such time-related failures and will negotiate with IBM terms and conditions under which IBM would agree to participate in such resolution.

15.4 IBM's warranty does not cover Products that are defective because of abuse, misuse, negligence or handling by WDC or a third party unrelated to IBM (by contract or otherwise), or use or storage in other than the specified physical environment.

16.0   DISCLAIMER OF WARRANTY

IBM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE.

17.0 Product Qualification and Acceptance

17.1 On a mutually agreed to date, IBM shall deliver to WDC, for WDC's approval, a Product Qualification and Acceptance (PQA) Procedure. Such PQA Procedure shall contain the procedures for ongoing inspection and testing, acceptance inspection and testing and facility surveys, as well as any physical performance and quality requirements in addition to those provided in the Specifications. In the event that the parties are unable to reach an agreement regarding the PQA Procedure within sixty (60) days from the Effective Date of this Agreement, the parties shall meet to negotiate in good faith how to proceed.

17.2 WDC reserves the right to review, with IBM's prior written agreement, IBM's manufacturing facilities and IBM's quality control procedures, both prior to first deliveries of Products and periodically thereafter, in order to assure compliance with the Specification(s), PQA Procedure, and other industry standard practices and procedures. IBM will implement and maintain quality control procedures mutually agreed upon by the parties as a result of such facility reviews.

18.0  Early Product  Production

"Early Product" is defined as Product for which the parties have agreed on an initial specification which may, with IBM's and WDC's mutual agreement, change prior to the Product's General Availability. IBM agrees to produce Early Product to accommodate WDC's delivery schedule for Early Product subject to the following conditions:

18.1 The specification upon which Early Product production is based will be identified in an Exhibit to this Agreement. Purchase orders and delivery of Early Product will be as described in Section 5.0 (Forecasts) and 7.0 (Order and Order Changes).

18.2 WDC agrees to purchase Early Product produced by IBM using the specification in effect at the time of the Purchase Order, at the price established by Section 6.0 (Prices). Subject to the Product source inspection, WDC may reject Early Product which does not meet the applicable specification.

19.0  Quality

WDC and IBM acknowledge that quality and reliability is a prime consideration in total cost and customer satisfaction. Therefore, both parties agree to develop mutually agreed upon quality objectives for the IBM Components that are to be sold by IBM to WDC under this Agreement. Once these quality objectives have been defined and agreed upon by the parties, IBM and WDC will use reasonable efforts to achieve those objectives. Failure to achieve or help the other party to achieve such quality objectives shall not be considered a breach of, or subject either party to liability under, this Agreement.

20.0  Specification, Engineering and Other Changes

20.1 The Product form, fit or functional Specification may be amended or otherwise changed from time-to-time by written agreement of the parties. WDC agrees to purchase Products produced by IBM using the latest, fully qualified Specification in effect at the time of the Purchase Order, at the price established by Section 6.0 (Price).

20.2 It is IBM's goal to provide WDC with reasonable outlooks of upcoming Product changes. Therefore, IBM will provide WDC with (i) immediate notification for mandatory safety and reliability changes; (ii) ________ days notification for all other mandatory, or situations out of IBM's reasonable control, changes; and (iii) _________ days notification for all other, optional changes.

20.3 Some changes may require requalification by WDC's customers. In those cases, IBM and WDC will meet and establish a mutually agreeable schedule for "phase-over" for the new engineering level. For a mutually agreeable period of time, IBM will maintain a line of supply of the previously qualified Product so that WDC's customers can re-qualify the Product.

21.0  Product End of Life

21.1 IBM reserves the right to withdraw from marketing any Products. IBM will notify WDC in writing at least _________ prior to the withdrawal date of a Product. IBM will ship Products for purchase orders which IBM has accepted before the withdrawal date. Subject to Sections 5.0 (Forecasts) and 7.0 (Order and Order Changes), IBM will accept purchase orders for delivery of Products to be withdrawn for an additional _________ after the withdrawal date. These additional purchase orders must be submitted to IBM at least ________ prior to the withdrawal date and may not be cancelled or modified.

21.2 WDC will provide IBM with at least _________ notice of its intent to bring a [Product A]/[Product B] HDD to end of life. If WDC wishes Product continuance beyond IBM's planned withdrawal date, the parties agree to meet and discuss a joint Product End of Life plan.

21.3 At Product End of Life, WDC and IBM will meet to project and forecast the need for replacement spare parts and the parties will mutually agree to a Product End of Life plan for the provision of those parts to WDC.

22.0 Service Support

22.1 WDC and IBM will calculate the annualized failure rates of the Products and the spare part stocking levels for associated HGAs which will be needed by WDC for its HDD warranty period after Product End of Life. During the last Program Quarter of a Product, the parties will meet to determine the amount of spare parts which will be needed after Product End of Life.

22.2 For those failed Products which are defined in Section 15.2, IBM will bear the responsibility of repair of those failed Products.

22.3 For any other failed Products, WDC will be responsible for the repair of those failed Products. WDC will purchase the needed spare parts, as determined by the parties pursuant to Section 22.1 above, in the quarter following Product End of Life, at the last Program Quarter prices.

22.4 WDC will allow IBM to utilize WDC's service repair center (or its designated third party suppliers as approved by IBM). In the event that IBM chooses to use the WDC repair center for its own repair of Products under this Agreement, IBM and WDC will estimate the prices per failed Product configuration for the following quarter. IBM and WDC representatives will meet quarterly to review WDC actual service repair costs and will reconcile the estimated repair payments paid in the previous quarter to the actual repair costs incurred.

22.5 Within _______________ after Product End of Life, WDC (or a third party supplier approved by IBM) will repair failed Product contained in returned IBM or WDC HDDs.

22.6 In the event that WDC purchases finished PCBAs, the parties will meet and negotiate a service repair strategy.

23.0 Termination

23.1 The parties may agree to mutually terminate this Agreement by written amendment.

23.2 A Party may terminate this Agreement for cause in the event of a material breach of this Agreement by the other party.

23.3 Termination of this Agreement under Section 23.0 shall become effective sixty (60) days after written notice of the termination, unless the breaching party cures the default prior to the effective date of the cancellation. Such termination shall not be delayed or postponed as the result of any election made by either party to invoke the dispute resolution process under this Agreement.

24.0 Patent Indemnity

If a third party claims that a Product provided to WDC infringes that party's patent, IBM shall defend WDC against that claim at IBM's expense and pay costs, damages, and attorney's fees a court finally awards, provided that WDC:

        (a)    promptly notifies IBM in writing of the claim; and

        (b) allows IBM sole control of, and cooperates with IBM in, the defense and any related settlement negotiations.

In addition, if such a claim is made or appears likely to be made, WDC will permit IBM, at its discretion, either to enable WDC to continue to use the Products (by obtaining a license or otherwise), or to modify or replace them. If IBM determines that none of these alternatives is reasonably available, WDC shall return the Products to IBM at IBM's request for a credit for the price paid by WDC for such Products. The preceding paragraph and this paragraph represent IBM's entire obligation to WDC regarding any claim of patent infringement.

Notwithstanding any provisions in this section, IBM shall have no liability and shall not indemnify WDC for such claim if the claim is based on:

        (a)    modification of the Products by WDC;

        (b) infringement caused by the combination of the Products with other parts and/or components not provided by IBM;

        (c) the use of the Products in other than their specified operating environment; or

        (d) infringement by a non-IBM component alone.

25.0    ADMINISTRATIVE PROVISIONS

25.1    Managing Coordinators

The Managing Coordinators for the parties are:

For IBM:                                    For WDC:

------------                                -------------------
5600 Cottle Road                            8105 Irvine Center Drive
Dept. 8T7A / Bldg. 28-2                     Irvine, California 92718
San Jose, California  95193
Fax: 1-408-256-2751                         Fax: 949-932-7703

Each party may change its Managing Coordinator, or designate a temporary acting Managing Coordinator, at any time during the term of this Agreement by notifying the Managing Coordinator for the other party in writing at the above address. No formal amendment to this Agreement is necessary to make this change.

The Managing Coordinator is not authorized to amend, alter, or extend this Agreement in any way. The Managing Coordinator or his designated alternate is only authorized to:

        (a) submit and receive requests, proposals, and responses;

        (b) schedule and coordinate visits by personnel of each party to facilities of the other party, or its Subsidiaries, in connection with activities under this Agreement; and

        (c) monitor schedules and progress of this Agreement.

25.2    Notice

Except as otherwise provided for in this Agreement, any notice or communication to be made or given to a party under to this Agreement shall be sent to that party by facsimile or by registered airmail, postage prepaid. Registered or certified mail may also be used where delivery is in the same country as mailing. Notices and communications shall be sent to the receiving party's address listed below or to another address designated in writing by the receiving party. Notices or other communications shall be deemed to have been given on the date of receipt.

For the mailing of all notices and communications under this Agreement to IBM:

IBM Corporation
Legal Department
5600 Cottle Road
Dept. 277A/Bldg. 12-2
San Jose, California 95193
Fax: 408-256-6718

For mailing to WDC for notices and communications:
Western Digital Law Department
Director, Contracts/Licensing
8105 Irvine Center Drive
Irvine, California  92618
Fax: 949-932-5633

26.0    General Provisions

26.1    No Assignment or Subcontract

This Agreement shall be binding on and inure to the benefit of the parties to this Agreement, their Subsidiaries, and their respective successors and assigns.

Neither party may transfer, assign, delegate, license or sublicense this Agreement nor any of the rights, licenses or duties under this Agreement, including but not limited to any license rights obtained hereunder, without the prior written approval of the other party, except that: either party may (i) assign its rights to payments that will become due under the Agreement to another party, (ii) assign this Agreement to a Subsidiary with the prior written consent of the other party, which will not be unreasonably withheld or delayed, and (iii) delegate its duties to a Subsidiary that it reasonably believes will be capable of performing such party's duties under this Agreement; Any assignment or delegation pursuant to this paragraph shall not relieve either party of its obligation under this Agreement. Any assignment or delegation that is inconsistent with this Section is void and shall have no effect.

Neither party may subcontract any work to be performed under this Agreement without the prior written approval of the other party which approval will not be unreasonable withheld or delayed. However, if a party does subcontract with the consent of the other party, the subcontracting party shall be solely responsible for the performance of the subcontractor. Subcontracting work shall not relieve either party of its obligations under this Agreement.

26.2    Publicity/Trademarks

Neither party may disclose the terms of this Agreement in any publication or marketing materials without the prior written consent of the other party. The parties agree that any publicity regarding the subject matter of this Agreement will be duly coordinated by and between the parties. Each party hereto agrees not to disclose the terms and conditions of this Agreement other than to its Subsidiaries, independent accountants or legal counsel except as may be required by law or governmental regulation, without the express written consent of the other party.

Nothing contained in this Agreement shall be construed as transferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party to this Agreement (including any contraction, abbreviation, or simulation of any of the foregoing).

26.3    Non-Exclusive Agreement

Nothing in this Agreement prevents either party from entering into similar agreements or discussions with others, or developing, making, procuring, marketing and/or maintaining products, now or in the future, which compete or incorporate features that may be competitive with the Products included herein.

26.4 Independent Relationship of the Parties

Each party shall be responsible for its own employees. No employee of either party shall be deemed an employee of the other party. Matters governing the terms and conditions of the employment of any employee, such as supervision, work schedules, wage rates, tax withholdings, and benefits, are exclusively the responsibility of the employer of that employee.

Each party shall obtain appropriate agreements with its employees or others, including subcontractors, whose services it may require, sufficient to enable such party to comply with all the provisions of this Agreement.

Except as otherwise provided in this Agreement, each party shall bear its own expenses incurred in connection with this Agreement, including those expenses incurred prior to the Effective Date.

26.5    Representations and Warranties

Other than as expressly provided in this Agreement, neither party makes any other representations or warranties nor assumes any liabilities in connection with this Agreement.

26.6    Compliance with Laws and Regulations

26.6.1 Each party hereto shall comply with all applicable United States and foreign laws, regulations and rules, including import and export laws, of all governmental authorities having jurisdiction and will obtain all necessary permits, licenses and consent of governmental authorities necessary for the performance of this Agreement.

26.6.2 Each party understands that Products and the parties' technical information/documentation related thereto are restricted from export by the United States Government. Each party agrees that employees or agents will not export or re-export (directly or indirectly) any such technical documentation nor Products to any country specified in such regulations as a prohibited destination.

26.7    Governing Law, Venue and Jury Trial Waiver

This Agreement and any agreement incorporated into it shall be construed in accordance with the substantive laws of the State of New York, and by the copyright and patent laws of the United States of America. Venue for any action arising out of this Agreement shall be solely in the U.S. District Court of the Northern District of California. Both parties waive their right to a jury trial in any action arising out of or related to this Agreement.

26.8    Limitation of Liability and Exclusion of Consequential Damages

26.8.1 For all claims related to the performance or nonperformance of Products, WDC's only remedies are (i) as provided in Section 14.0 (Product Inspection, Acceptance and Warranty), or (ii) for IBM to repair or replace the Products, or
(iii) for IBM to grant WDC a credit for the affected Products at the current or most recent price.

26.8.2 For all claims not covered by Section 26.8.1, IBM's liability for actual damages for any cause whatsoever shall be limited to the greater of ___________ dollars ($______________) or ______________. This limitation will apply to all claims regardless of the form of action, including without limitation contract, negligence and other torts. This limitation will not apply to (i) the payments referred to in Section 24.0 (Patents Indemnity), or (ii) claims by WDC for bodily injury or damage to real or tangible personal property caused by the Products and for which IBM is legally liable.

26.8.3 Except for any violations or any breaches of this Agreement pertaining to IBM's intellectual property rights, neither party shall be liable for any consequential, incidental, special or punitive damages arising out of or related to this Agreement, including lost revenue, profits, or savings, whether the claim is for breach of contract, warranty or tort (including negligence), failure of a remedy to accomplish its purpose, or otherwise, even if notified in advance of the possibility of such damages. Neither party shall be liable for any third party claims against the other party for any losses or damages, including without limitation, loss of or damage to records or data.

26.9    Force Majeure

A party to this Agreement shall be excused from the fulfillment of any obligation under this Agreement for so long as such fulfillment shall be hindered or prevented by any circumstances of force majeure such as, but not limited to, acts of God, war, riot, strike, lockout, fire, flood, other natural catastrophe, shortage of materials or transportation, national or local government regulations, or any other circumstances outside of its control. However, the affected party must promptly notify the other party of the condition that delays or prevents its performance. The affected party must also take reasonable steps to perform despite the condition, or to correct or repair the condition that delays or prevents its performance.

26.10   Agreement Interpretation

The title and headings in this Agreement are for convenient reference and are not intended to change or supplement the meaning of the terms of this Agreement. References to Sections of this Agreement followed by a single zero (0) shall include the entire section of the Agreement including all subparts. References to a number of days, weeks, months, or years, shall mean calendar days, weeks, months, or years, unless otherwise stated. This Agreement shall be construed as having been jointly drafted by both parties after meaningful negotiation.

26.11   Severability

If any provision of this Agreement is found by any governmental authority or competent judicial authority to be invalid, illegal, or unenforceable in any respect, and such invalidity, illegality or unenforceability affects the economic benefits of this Agreement, the party affected by such action may terminate this Agreement. If such action does not affect the economic benefits, the remainder of such provisions shall survive to the extent they are not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would materially affect any of the rights or obligations of either party, in which case either party may terminate the Agreement.

26.12   Survival

In addition to Sections of this Agreement where survival rights are specified, the rights and obligations of Sections 7.0 (Order and Order Changes), 9.0 (Sales Inside and Outside the United States), 11.0 (Payments and Invoices), 12.0 (Interest), 13.0 (Audit), 14.0 (Product Inspection and Warranty), 15.0 (Material and Workmanship), 16.0 (Warranty Disclaimer), 22.0 (Service Support), 24.0 (Patent Indemnity), 26.2 (Publicity/Trademarks), 26.4 (Independent Relationship of the Parties), 26.5 (Representations and Warranties), 26.6 (Compliance with Laws and Regulations), 26.7 (Governing Law, Venue and Jury Trial Waiver), 26.8 (Limitation of Liability and Exclusion of Consequential Damages), 26.11 (Severability), 26.12 (Survival), 26.13 (Failure to Act), 26.16 (Sole Agreement and Amendments) shall survive and continue after any expiration or termination of this agreement and shall bind the parties and their legal representatives, successors and assigns.

26.13   Failure to Act

Any delay or failure of a party to this Agreement to exercise any right, power, remedy, or privilege hereunder, or failure to strictly enforce any breach, violation, default, failure to perform, provision or condition shall not impair any such right, power, remedy, or privilege, nor shall it constitute a waiver thereof or acquiescence thereto unless explicit written notice is provided. Any waiver, permit, consent, or approval of any kind regarding any breach, violation, default, failure to perform, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. No partial waiver of any such right, power, privilege, breach, violation, default, failure to perform, provision or condition on any one occasion shall preclude any other or further exercise thereof or constitute a waiver thereof or acquiescence thereto on any subsequent occasion unless clear and express notice thereof in writing is provided.

26.14   Prohibited Discussions

The parties affirm that their respective marketing policies or activities, or pricing information with respect to Products or HDDs, relative to the subject matter of this Agreement shall not be discussed or exchanged between them.

26.15   Dispute Resolution

The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement by negotiations between the parties. If a controversy or claim should arise, the administrators of this Agreement or their respective successors, or their superiors, will meet in person or phone, as they decide, at least once and will attempt to resolve the matter. Either Managing Coordinator of this Agreement may require the other to meet within seven (7) days at a mutually agreed upon time and location.

If a matter has not been resolved within ten (10) days of their first meeting, or a request for such meeting if no meeting occurs, the Managing Coordinators of this Agreement will refer the matter to Senior Executives of the parties, who shall have authority to settle the dispute. The Managing Coordinators of this Agreement may prepare and exchange memoranda stating the issue(s) in dispute and their positions, while summarizing the negotiations which have taken place between the parties and attaching relevant documents, if appropriate. The Senior Executives of the parties will either meet in person or discuss the matter by telephone at a mutually agreed upon time and/or location.

If a dispute that does not involve or relate to WDC's use or disclosure of IBM Technology or IBM Technical Information has not been resolved within fifteen
(15) days of the first meeting or discussion by the Senior Executives or fifteen
(15) days from the first request for such a meeting or discussion if no meeting or discussion has occurred, then upon the request of either party within three
(3) days after such period, the parties will attempt to resolve such dispute by submitting it to expedited mediation in accordance with the following paragraph before the commencement of litigation.

If the parties cannot agree on a neutral mediator within three (3) days from receipt of a request to mediate, either party can request the American Arbitration Association appoint a neutral mediator with experience in the computer industry. Each party agrees to cooperate fully with the mediator and attempt to resolve the dispute. The proceedings of the mediator shall be privileged as settlement discussions and shall not be admissible in any subsequent litigation, and the proceedings and any suggestions or recommendations by the mediator shall be non-binding. The mediator shall make no records during the mediation and no report shall be issued. If the parties cannot promptly resolve their differences to their mutual satisfaction within fourteen (14) days of the request for mediation or after two (2) mediation sessions, whichever occurs first, either party shall be free to pursue any and all other remedies available to such party, including but not limited to, litigation. Costs of the mediator will be born equally by the parties.

Under no circumstances shall either party attempt to use the process set forth above for dispute resolution if the intended purpose of either party is primarily to delay an action at law or in equity against the other party. Notwithstanding anything to the contrary, nothing in the process set forth above shall prevent: (i) either party from issuing notices or other required communications prior to or during the dispute resolution process, (ii) IBM from seeking immediate injunctive relief for a dispute that involves or relates to WDC's use or disclosure of IBM Technology or IBM Technical Information, or (iii) either party from terminating this Agreement. If IBM seeks immediate injunctive relief, the parties may submit the matter involving IBM's request for injunctive relief to expedited mediation in accordance with the immediately preceding paragraph.

26.16   Sole Agreement and Amendments

The terms of this Agreement, and any agreements incorporated herein or referenced or any agreements to which this agreement is an attendant, are the complete and exclusive statement of the agreement between the parties on this subject matter. They supersede any prior or contemporaneous oral or written statements, agreements, or representations relating to the subject matter of this Agreement.

The terms and conditions of the main body of this Agreement shall control and prevail over any inconsistent or contradictory term or condition in any Exhibits to this Agreement or in any purchase order, shipping document, invoice or similar document passing between the parties pursuant to this Agreement; provided, however, that if an Exhibit or other agreement signed by WDC and IBM explicitly indicates that one or more terms thereof supersede identified provisions of this Agreement, such terms in such Exhibit or other agreement shall prevail.

The parties understand that there are no other oral or written collateral promises, representations, agreements, or understandings other than those expressly stated in this Agreement. Each party warrants that there were no inducements, express or implied, relied upon as a condition of entry into this Agreement.

This Agreement may not be changed or supplemented except by a separate written amendment signed by an authorized representative of each party. No conflicting or additional terms in any purchasing acknowledgment, or other form not specifically incorporated by reference into this Agreement shall be considered part of this Agreement. Any such terms are void and shall be treated as having been objected to by the parties.

27.0    Execution

More than one counterpart of this Agreement may be executed by the parties, and each fully executed counterpart shall be deemed an original. WDC and IBM indicate their agreement to the terms of this Agreement by their authorized representatives signing below.

INTERNATIONAL BUSINESS MACHINES             WESTERN DIGITAL CORPORATION
CORPORATION

By:     /s/ JAMES R. BOOTH                  By:    /s/ A. KEITH PLANT
        ----------------------------               -----------------------------
Name:   James R. Booth                      Name:  A. Keith Plant

Title:  Vice President, Worldwide           Title: Vice President, Business
        Materials                                  Development

Date:   June 7, 1998                        Date:  June 7, 1998

                                          ======================================
                                                      CONFIDENTIAL.
                                          CERTAIN INFORMATION HAS BEEN REDACTED.
                                             CONFIDENTIAL TREATMENT REQUESTED.
                                          ======================================


                                    EXHIBIT 1

                               Pricing and Volumes

1.0  PRICE:

The prices outlined in this Exhibit are for the purchase of Products:

[Deleted]

1.1.1   Initial Payment

The Program Quarter prices for Phase 1 HGAs for both [Product A] and [Product B] are as follows:

[Deleted]

1.1.2   Subsequent Payments

1.1.2.1 WDC shall also make a subsequent payment to IBM ("Subsequent Payments"), as set forth below, based on all net revenues, as determined in accordance with generally accepted accounting principles, that are obtained by WDC from the sale and lease or other distribution of WDC's 3.5" form factor, desktop HDD products which are developed, manufactured or qualified that contain IBM HGAs under this Agreement.

1.1.2.2 The amount of the Subsequent Payment shall be calculated as the greater of: (i) _______ percent (____%) in the aggregate, or (ii) the percentages set forth in the table below; of all net revenues, as determined in accordance with generally accepted accounting principles, that are obtained by WDC from the sale and lease or other distribution of WDC's 3.5" form factor, desktop HDD products, which are developed, manufactured or qualified with IBM's HGAs under this Agreement. Such Subsequent Payment shall be paid by WDC to IBM on a monthly basis in the manner and pursuant to the schedule set forth in Section 1.1.2.3 below:

        [Table Deleted]

1.1.2.3 WDC shall pay to IBM the Subsequent Payments set forth in Section
1.1.2.2 in accordance with the following payment schedule:

        [Deleted]

1.2. Program Quarter prices for non-HGA materials and agreed upon mechanical components: PQ prices - TBD

1.3. Program Quarter prices for PCBAs with 3-piece Chip Set (____________), excluding flash for both [Product A] and [Product B] are as follows:

        [Table Deleted]

1.4. Program Quarter prices for Phase 1 for 3-piece Chip Set (___________), assuming PCBA is not sold by IBM with the 3-piece Chip Set to WDC for both [Product A] and [Product B] are as set forth in the IMD Agreement.

1.5. Program Quarter average prices for Arm Electronics (Phase 1) Price for both [Product A] and [Product B] are as follows: [Deleted]

1.6. Prices and quantities for prototype [Product A] and [Product B] Assembly Kits are as follows:

[Deleted]

2.0 Payments

All payments that are to be made by WDC to IBM under this Agreement including Subsequent Payments on any sales and leases of WDC's 3.5" form factor, desktop Products, shall be nonrefundable. All payments shall be made in accordance with the payment terms of this Agreement and as further described in Section 11.0 (Payments and Invoices) of the Agreement.

3.0 Volumes:

3.1 [Deleted]

3.2 WDC projected HGA Volume orders (in millions) are as follows:

[Deleted]

                                          ======================================
                                                      CONFIDENTIAL.
                                          CERTAIN INFORMATION HAS BEEN REDACTED.
                                             CONFIDENTIAL TREATMENT REQUESTED.
                                          ======================================


                                    EXHIBIT 2



                                    [Deleted]